NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2017 Financial Results
Q1 net sales increased 21% to $232.9 million
Q1 EPS increased 25% to $0.15
Raises full year fiscal 2017 guidance

PHILADELPHIA, PA – (June 1, 2017) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen weeks ended April 29, 2017:

•	Net sales increased by 20.8% to $232.9 million from $192.7 million in the first quarter of fiscal 2016; comparable sales increased by 2.6%.

•	The Company opened 31 new stores and ended the quarter with 553 stores in 32 states. This represents an increase in stores of 20.7% from the end of the first quarter of fiscal 2016.

•	Operating income increased by 18.9% to $12.8 million from $10.8 million in the first quarter of fiscal 2016.

•	Net income was $8.4 million compared to $6.8 million in the first quarter of fiscal 2016.

•	Diluted income per common share was $0.15 compared to $0.12 per share in the first quarter of fiscal 2016.

Joel Anderson, CEO, stated: “We are very pleased to start 2017 with strong first quarter results. Sales, comps and earnings came in above expectations, reinforcing the strength and consistency of Five Below as a leading high growth, value retailer. We opened 31 stores in the quarter, and could not be happier with the results of our initial entry into California in late April.”

“Given our performance and expectations for the second quarter, including the spinner trend continuing, we are raising our guidance for the year,” added Anderson. “We are excited to continue to grow our store base with disciplined execution and deliver on our commitment to provide unbelievable value to our customers with a compelling assortment of trend-right products and a great shopping experience.”

Second Quarter and Fiscal 2017 Outlook:
For the second quarter of fiscal 2017, net sales are expected to be in the range of $273 million to $280 million based on opening approximately 27 new stores and assuming a 5% to 8% increase in comparable sales. Net income is expected to be in the range of $13.4 million to $14.7 million, with a diluted income per common share range of $0.24 to $0.27 on approximately 55.4 million estimated diluted weighted average shares outstanding.

The fiscal 2017 results will contain an additional, non-comparable week, or the "53rd week" in the fourth quarter. For the full year of fiscal 2017, net sales are expected to be in the range of $1.227 billion to $1.242 billion based on opening approximately 100 new stores and assuming a 3% to 4% increase in comparable sales. Net income is expected to be in the range of $88.4 million to $91.1 million, with a diluted income per common share of $1.59 to $1.64 on approximately 55.6 million estimated diluted weighted average shares outstanding. The 53rd week is expected to contribute approximately $15 million in sales and approximately $0.02 in diluted income per common share.

Conference Call Information:
A conference call to discuss the first quarter fiscal 2017 financial results is scheduled for today, June 1, 2017, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 719-325-2177 or 888-430-8694 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website. A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-6671 or 844-512-2921. The pin number to access the telephone replay is 2059555. The replay will be available until June 8, 2017.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to the Company's distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below. Select brands and licensed merchandise fall into the Five Below worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below was founded in 2002 and is headquartered in Philadelphia, Pennsylvania, with over 550 stores in 32 states. For more information, please visit www.fivebelow.com or come into one of our stores!

Investor Contact:
Five Below, Inc.
Christiane Pelz
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 29, 2017	January 28, 2017	April 30, 2016
Assets
Current assets:
Cash and cash equivalents	$65,237	$76,088	$25,774
Short-term investment securities	113,775	77,791	55,851
Inventories	180,002	154,448	156,300
Prepaid income taxes	1,243	1,552	4,411
Prepaid expenses and other current assets	29,328	29,910	21,620
Total current assets	389,585	339,789	263,956
Property and equipment, net	148,561	138,376	123,765
Deferred income taxes	10,486	11,039	8,720
Long-term investment securities	6,669	10,514	—
Other assets	1,628	818	278
	$556,929	$500,536	$396,719

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	77,987	51,178	57,784
Income taxes payable	27,653	23,939	802
Accrued salaries and wages	7,650	10,794	5,672
Other accrued expenses	41,690	30,652	28,777
Total current liabilities	154,980	116,563	93,035
Deferred rent and other	57,763	52,568	49,367
Total liabilities	212,743	169,131	142,402
Shareholders’ equity:
Common stock	551	549	547
Additional paid-in capital	325,991	321,603	309,599
Retained earnings (accumulated deficit)	17,644	9,253	(55,829)
Total shareholders’ equity	344,186	331,405	254,317
	$556,929	$500,536	$396,719

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Net sales	$232,881	$192,715
Cost of goods sold	159,095	132,448
Gross profit	73,786	60,267
Selling, general and administrative expenses	61,004	49,515
Operating income	12,782	10,752
Interest income, net	309	74
Income before income taxes	13,091	10,826
Income tax expense	4,700	4,068
Net income	$8,391	$6,758
Basic income per common share	$0.15	$0.12
Diluted income per common share	$0.15	$0.12
Weighted average shares outstanding:
Basic shares	55,030,682	54,681,646
Diluted shares	55,304,742	54,964,890

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Operating activities:
Net income	$8,391	$6,758
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,290	6,125
Share-based compensation expense	4,021	2,888
Deferred income tax expense (benefit)	553	(213)
Other non-cash expenses	26	22
Changes in operating assets and liabilities:
Inventories	(25,554)	(7,931)
Prepaid income taxes	309	(3,070)
Prepaid expenses and other assets	(234)	(6,028)
Accounts payable	24,917	(4,254)
Income taxes payable	3,714	(11,140)
Accrued salaries and wages	(3,144)	(1,989)
Deferred rent	5,524	2,832
Other accrued expenses	7,920	5,550
Net cash provided by (used in) operating activities	33,733	(10,450)
Investing activities:
Purchases of investment securities	(37,495)	(15,036)
Sales, maturities, and redemptions of investment securities	5,356	5,520
Capital expenditures	(12,820)	(7,536)
Net cash used in investing activities	(44,959)	(17,052)
Financing activities:
Proceeds from exercise of options to purchase common stock	1,139	1,127
Common shares withheld for taxes	(766)	(1,299)
Excess tax benefit related to exercises of stock options, vesting of restricted stock units, and vesting of performance-based restricted units	—	367
Other	2	—
Net cash provided by financing activities	375	195
Net decrease in cash and cash equivalents	(10,851)	(27,307)
Cash and cash equivalents at beginning of period	76,088	53,081
Cash and cash equivalents at end of period	$65,237	$25,774